CELLULAR BIOMEDICINE GROUP

August 23, 2013

HealthCrest AG
Baarerstrasse 98
P.O Box 2258
CH-6302 Zug
Switzerland

ATT: Mr. Howard Rosen

Re: Advisory Services

Dear Sirs,

This letter confirms the engagement of HealthCrest AG, ("HealthCrest"), as a non-exclusive corporate and business development advisor to Cellular Biomedicine Group Inc. and its subsidiaries and affiliates (together, referred to as the "Company") for a period of twenty eight (28) months commencing on September 1, 2013 (the "Effective Date") and expiring on 31st December 2015 (the "Termination Date") (the period from the Effective Date to the Termination Date hereafter referred to as the "Service Term") unless terminated earlier pursuant to the terms of this advisory agreement (the "Agreement"). In this regard, HealthCrest and the Company (collectively the "parties") agree to the following terms and conditions:

1. Engagement. The Company hereby engages and retains HealthCrest as a non-exclusive corporate and business development advisor for and on behalf of the Company to perform the Services as defined in paragraph 2 hereof. HealthCrest hereby accepts this engagement on the terms and conditions set forth in this Agreement.

2. Services. In connection with its engagement pursuant to this Agreement, HealthCrest agrees to perform the following services for the Company ("Services"):

A. *Advisory Services*. As requested from time to time by the Company, HealthCrest shall provide corporate and business development advisory services to the Company pertaining to the Company's business affairs. Without limiting the foregoing, HealthCrest will assist the Company in developing, studying and evaluating corporate and market development, supply chain management and operations, strategic and financial alternatives, and merger and acquisition

proposals and will assist in negotiations and discussions pertaining thereto. HealthCrest also agrees to provide, during the Service Term, on average of at least one industry introduction per quarter. Additionally, HealthCrest will assist the Company in preparing business document or presentation materials describing the Company, its operations, its clinical trials and studies, historical performance and future prospects.

B. *Joint Venture, Partnership, Distribution, Business development.* HealthCrest will use all reasonable efforts to coordinate the introduction of the Company to one or more individuals, firms or other entities (the "Candidates") that may have an interest in pursuing some form of joint venture, partnership, distribution, and business development with the Company and in analyzing, structuring, negotiating and effecting such venture to include any business or technology combination dealings with any entity in the Europe, Middle East and Africa regions, including without limitation any joint venture, licensing agreement, or product sale or marketing distribution agreement (collectively the "Venture"). The Company shall have no obligation to enter into or pay any additional compensation to HealthCrest with respect to any Venture presented to the Company by HealthCrest.

C. HealthCrest agrees to use all reasonable efforts to make itself available to the Company's officers, at such mutually agreed upon place and time during normal business hours in Switzerland for reasonable periods of time for the purpose of advising and assisting the Company in preparing reports, summaries, corporate and/or transaction profiles, due diligence packages and/or other material and documentation as shall be necessary, in the opinion of HealthCrest. Such availability will be subject to reasonable advance notice and mutually convenient scheduling. In addition, HealthCrest shall make its personnel available for telephone conferences with the Company's principal financial sales and/or operating officers during normal business hours in Switzerland upon reasonable advance notice and mutually agreed upon dates and times to assist with, and evaluate proposals.

3. <u>Compensation</u>. As compensation for the Services rendered by HealthCrest to the Company pursuant to this Agreement and in addition to the expense allowance set forth in paragraph 4 ("Expenses") below, the Company shall pay to HealthCrest as set forth below:

Advisory Services. The Company shall issue to HealthCrest shares 119,000 (one hundred and nineteen thousand) of restricted common stock (the "Advisory Stock") which shall vest over the 28 months of the Service Term. Accordingly, 4,250 shares shall vest at the end of each calendar month during the term of this Agreement.

Upon execution of this Agreement, the Company shall deliver to HealthCrest, the Advisory Stock, subject to a right to repurchase the Advisory Stock as set forth in this paragraph. The Company may repurchase Advisory Stock which has not vested in HealthCrest if HealthCrest is in material breach of the terms of this Agreement and the Company has terminated the Agreement pursuant to paragraph 9 below. In such case, the repurchase price shall be $ 6.70 per share and HealthCrest agrees to redeliver such shares to the Company promptly after it receives payment therefor. In the event of a dispute or controversy arising as to whether a material breach by HealthCrest has occurred, the parties agree to have the matter resolved by a single arbitrator who shall be appointed and operate in accordance with the rules of the London Court of International Arbitration whose decision shall be final. The repurchase of non-vested Advisory Stock by the Company shall be regarded as full and final settlement of any claims the Company may have in relation to such breach and the Company unconditionally and irrevocably waives and generally releases any and all claims wheresoever and howsoever arising under this Agreement that it might have had against HealthCrest or its Representatives (as defined in paragraph 5) arising prior to such material breach having taken place.

HealthCrest may instruct the Company to allocate vested Advisory Stock to certain of HealthCrest's Representatives (as defined in paragraph 5). Upon written request by HealthCrest, the Company shall obtain and cause legal opinion letters to be delivered to HealthCrest and the Company's transfer agent, for HealthCrest and for each designee, for any Advisory Stock that becomes vested eligible to be sold pursuant to SEC Rule 144, subject to the holder of these shares satisfying all of the requirements of Rule 144 for transfer of these shares at that time.

Transaction-based Compensation. If the Company consummates a merger or acquisition of a target company that was first introduced and identified by HealthCrest during the Service Term of this Agreement, the Company shall pay as compensation to HealthCrest a fee equal to 3.0% of the acquisition price of merger consideration upon closing or payment by the Company of such consideration, whichever occurs later. If the Company consummates an equity financing, the Company shall pay a fee of 5.0% of the gross proceeds received from any investors first introduced by HealthCrest during the Service Term of this Agreement, upon closing and receipt of such proceeds. If the Company enters into a joint venture or other partnership or profit-seeking business arrangement with a party first introduced by HealthCrest during the Service Term of this Agreement, the Company shall pay HealthCrest a success fee equal to 3% of net profits distributed to the Company under such joint venture, partnership or other profit-seeking business arrangement.

CELLULAR BIOMEDICINE GROUP

4. Expenses. In addition to the compensation in paragraph 3, "Compensation" above, the Company agrees to reimburse HealthCrest, for its reasonable out-of-pocket expenses ("Expenses") incurred by HealthCrest in connection with its activities and Services under this Agreement; provided, however, HealthCrest shall not incur any single expense in excess of $1,000 without the prior written consent of the Company. HealthCrest shall render an invoice to the Company monthly in arrears specifying and documenting such Expenses. The Company agrees to pay HealthCrest within 30 days of receipt of such invoice to a bank account stated by HealthCrest on its invoice.

5. Confidentiality and Non- Disclosure. The Company is prepared to make available to HealthCrest certain information concerning the business, financial condition, operations, assets and liabilities of the Company in connection with the performance of its duties hereunder. As a condition to such information being furnished to HealthCrest and its agents, officers, directors, associates, advisors or other representatives ("Representatives"), HealthCrest agrees to treat any information concerning the Company (whether prepared by the Company, its advisors, investors or otherwise and irrespective of the form of communication) which is furnished to HealthCrest or its Representatives now or in the future by or on behalf of the Company (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions hereinafter set forth. The term "Evaluation Material" also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by HealthCrest, or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to HealthCrest or its Representatives pursuant hereto. The term "Evaluation Material" does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by HealthCrest or its Representatives or (ii) becomes available to HealthCrest or its Representatives on a non-confidential basis from a source other than the Company (including without limitation any of the Company's Representatives), or any of its attorneys, accountants, investors, consultants, bankers and financial advisors, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

HealthCrest hereby agrees that HealthCrest, and its representatives shall use the Evaluation Material solely for the purposes contemplated by this Agreement, that the Evaluation Material will be kept confidential and that HealthCrest and its Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that HealthCrest and its Representatives may make any disclosure of such Evaluation Material and other information (i) to which the Company gives its prior written consent; (ii) to its professional advisors or auditors

subject to each of them either being under a duty of professional confidentiality or having undertaken to keep to the terms of this Agreement, (iii) where such disclosure is required by law, court order or by the rules of any relevant regulatory authority (iv) which is deemed necessary by HealthCrest to disclose in order to provide the Services under paragraph 2B above.

However, subject to the above, the Company will not provide HealthCrest or any HealthCrest affiliate with any material non-public information without prior written notice in which case HealthCrest will only accept receipt of such material non-public information after the signing of a separate non-disclosure agreement between the Company and HealthCrest.

6. Indemnification. The Company agrees to indemnify HealthCrest and its affiliates, subsidiaries and Representatives and (each such person being an "Indemnified Party") from and against any and all losses, claims, damages and liabilities, joint or several, related to or arising out of any Venture, or the engagement of HealthCrest pursuant to, and the performance by HealthCrest of the Services contemplated by, this Agreement and will reimburse any Indemnified party for all expenses (including reasonable fees and costs of counsel) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company, except in the case of the breach of any provision of this Agreement or negligence or willful misconduct by the Indemnified Party. If the indemnification of an Indemnified Party provided for in this Agreement is for any reason held unenforceable, the Company agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held unenforceable is such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and HealthCrest, on the other hand; provided, however, that in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate fees actually paid to HealthCrest under this Agreement. The Company agrees that it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not HealthCrest or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding.

7. Status of HealthCrest. The Company acknowledges that HealthCrest has been retained to act solely as a financial advisor to the Company. In such capacity,

HealthCrest shall act as an independent contractor, and any duties of HealthCrest arising out of its engagement pursuant to this Agreement shall be owed solely to the Company. HealthCrest shall be responsible for the payment of all federal, state and local taxes which may be payable in connection with the receipt of compensation hereunder. HealthCrest hereby represents and warrants that it is an "accredited investor", and is not a "U.S. person", as each term is defined under the Securities Act of 1933, as amended.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Each of HealthCrest and the Company (a) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in courts located in the Central District of California, or in the United States District Court for the Central District of California, (b) waives any objection which the Company may have now or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consents to the jurisdiction of the foregoing named courts in any such suit, action or procedure. In the event of litigation between the parties arising hereunder, the prevailing party shall be entitled to costs and reasonable attorney's fees.

9. Terms and Termination. This Agreement shall be effective as from the Effective Date and shall terminate on the Termination Date. Notwithstanding the foregoing, either party may terminate this Agreement by giving the other party no less than thirty (30) days' advance written notice, which notice (except in the case of termination for cause) shall not be effective if given as of any date prior to ninety (90) days from the Effective Date. However, no termination whatsoever of this Agreement shall in any way effect the right of HealthCrest to retain all vested Advisory Stock for the Services rendered hereunder including the fees detailed in paragraph 3 of this Agreement. Where the Agreement is terminated by the Company hereunder, all remaining non vested Advisory Stock shall pass beneficially to and vest in HealthCrest on the actual date of termination. In addition, paragraph 6, "Indemnification," paragraph 7, "Independent Contractor," and paragraph 8, "Governing Law" shall survive any termination of this Agreement.

10. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior discussion, agreements and understandings between them with respect thereto. This Agreement may not be modified except in a writing signed by the parties.

11. Assignment. Neither this Agreement nor the rights of either party hereunder shall be assigned by either party without the prior written consent of the other party.

CBMG
CELLULAR BIOMEDICINE GROUP

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Notices. Any notices to be given under this Agreement shall be giving in writing by one party to the other party's address stated below and may be sent by first class post or e-mail. Any such notice, in case of posting, shall be deemed delivered five business days after it has been posted by first class post or, in the case of e-mail, the next business day after it is received. A 'business day' shall mean a day where the Company and Healthcrest are each open for business in Switzerland or in the United States of America. Any notice hereunder shall be sent to:

Company:

Cellular Biomedicine Group Inc.
530 University Avenue, #17
Palo Alto, California 94301
Tel: (650) 566-5064
Attn.: Mr. Wen Tao (Steve) Liu

HealthCrest:

HealthCrest AG
Baarerstrasse 98
CH-6302 Zug,
Switzerland
Tel: +41 41 761 56 56
Fax: +41 41 760 2909
Attn: Mr Howard Rosen
E-mail:. howard.rosen@healthcrest.ch

14. No Fiduciary Relationship. The Company acknowledges and agrees that: (i) this Agreement is an arm's-length commercial transaction between the Company and HealthCrest and (ii) HealthCrest has not assumed any fiduciary responsibility in favor of the Company or any subscriber or investor with respect to any securities offering contemplated hereby or the process leading thereto, including any negotiation related to the pricing of any securities; and (iii) the Company has consulted its own legal and financial advisors to the extent it has deemed appropriate in connection with this Agreement.

CELLULAR BIOMEDICINE GROUP

15. Press Releases/Public Announcements. Neither party shall issue any press release or public announcement of this Agreement or the terms hereof without the prior consent of the other party; provided, however, the Company may make filings under applicable federal and state securities laws as required under applicable law but shall provide HealthCrest with a reasonable opportunity to review and comments upon any proposed filing.

16. Force Majeure. Neither party shall be liable to the other for any delay or non-performance of its obligations under this Agreement arising from an Act of God, war, fire, flood, explosion, terrorism or civil commotion.

Sincerely,

Cellular Biomedicine Group Inc.

Wen Tao (Steve) Liu, Chairman & CEO

Agreed and Accepted:

Date: 28.8.2013

Name: Mr. Howard Rosen
Title: Director, HealthCrest AG